Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-1 (Nos. 333-193246 and 333-189237), Registration Statement on Forms S-3 (Nos. 333-168936, 333-183704, 333-147793 and 333-183703) and the Registration Statement on Forms S-8 (Nos. 333-120141, 333-162135, and 333-191632) of Cytomedix, Inc. of our report dated March 31, 2014 relating to the consolidated balance sheets of Cytomedix, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2013, which appears in this Annual Report on Form 10-K.

/s/ Stegman & Company
Baltimore, Maryland
March 31, 2014